Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-80043, 333-93301, 333-45868, 333-52450 and 333-75760 of Internet Commerce
Corporation on Form S-3 and Registration Statement Nos. 333-49364, 333-49372, 333-39854 and 333-86565 of Internet Commerce Corporation on Form S-8 of our report dated October 28, 2002 (which expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statements of Financial Accounting Standards No. 141 and No. 142), appearing in this Annual Report on Form 10-K of Internet Commerce Corporation for the year ended July 31, 2002.

/s/Deloitte & Touche LLP
New York, New York
November 5, 2002